STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2004, is entered into by and among The Phoenix Group Corporation, a Delaware corporation (the “Buyer”), Lighting Science, Inc., a Delaware corporation (the “Target”), the stockholders of the Target set forth on Exhibit A attached hereto and Fredric Maxik in his personal capacity (individually, such stockholders each a “Seller” and collectively, the “Sellers”).  The Buyer, Sellers and the Target are collectively referred to herein as the “Parties.”

WHEREAS, Sellers are the record owners of all of the issued and outstanding shares of capital stock of the Target in the amounts and classes set forth opposite their respective names on Exhibit A attached hereto; and

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from Sellers and Sellers will sell to the Buyer, all of the outstanding capital stock of the Target on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.                  Definitions.

“Affiliate” means, with respect to any Person (as defined herein), any other Person that controls, is controlled by or under common control with that Person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Code” means the Internal Revenue Code of 1986, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Patent Assignments” means the assignment to the Target of all right, title and interest in U.S. Provisional Patent Nos. 60/554,469, 60/565,268, 60/567,226, and 60/567,082, as further identified in the Disclosure Schedule attached hereto, pursuant to documentation in form and substance acceptable to Buyer in its sole and absolute discretion.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Phoenix Common Stock” means the common stock, $.001 par value, of The Phoenix Group Corporation, a Delaware corporation.

“Promissory Note” means that certain Promissory Note, dated as of the date hereof, in the original principal amount of $200,000, made by the Target in favor of Phibian S Trust, in form and substance acceptable to the Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, restriction (whether on voting, sale, transfer or disposition or otherwise) or other security interest, whether imposed by agreement, understanding, law or otherwise.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body.

“Target Share” means the common stock, $.01 par value, of the Target.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.                  Purchase and Sale of the Target Shares.

(a)                Basic Transaction.  On the Closing Date (as defined herein) and subject to the terms and conditions set forth in this Agreement, the Buyer will purchase the Target Shares and Sellers will sell, assign, transfer and deliver to the Buyer good and valid title to all of the Target Shares, free and clear of all Security Interests (other than restrictions imposed under the Securities Act and state securities laws).  The number of Target Shares to be sold and delivered by each Seller is set forth on Exhibit A.

(b)               Purchase Price.  Subject to the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Target Shares, the purchase price for the Target Shares shall be payable by the Buyer as follows:

(i)                  At the Closing Buyer shall issue to Sellers, in the aggregate, 76,740,391 shares of Phoenix Common Stock.  Such shares shall be issued to each Seller in the amounts set forth on Exhibit A.

(ii)                Upon the approval of the stockholders of the Buyer of an amendment to the Buyer’s Certificate of Incorporation providing for the ability of the Buyer to issue additional shares of Phoenix Common Stock and the filing of such amendment as required by applicable law, the Buyer shall issue to Sellers, in the aggregate, an additional 71,999,441 shares of Phoenix Common Stock, subject to adjustment for a reverse stock split.  Such shares shall be issued to each Seller in the amounts set forth on Exhibit A.

(iii)               The certificates representing the shares of Phoenix Common Stock issued pursuant to Section 2(b)(i) and Section 2(b)(ii) shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144).  UNLESS WAIVED BY THE Phoenix Group CORPORATION, THE Phoenix Group CORPORATION SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CANCELLATION PROVISIONS.

(c)                The Closing.  Subject to satisfaction or waiver of the conditions specified in Section 6 hereof, the closing of the purchase and sale of the Target Shares (the “Closing”) shall take place on the date hereof (the “Closing Date”) immediately following the execution and delivery of this Agreement by the Parties, at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, or at such other time and place as the Parties mutually agree upon orally or in writing.

(d)               Deliveries at the Closing.  At the Closing, (i)  Sellers and/or the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Sellers will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv)  the Buyer will deliver to Sellers the consideration specified in Section 2(b)(i) above.

(e)                Additional Considerations.  The Buyer will make available to the Target $210,000 in cash within two (2) days of the Closing Date (including any cash made available to the Target prior to the Closing Date).

3.                  Representations and Warranties.

(a)                Representations and Warranties of Sellers.  Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date hereof.

(i)                  Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (B) laws and judicial decisions regarding indemnification for violations of securities laws, and (C) the availability of specific performance or other equitable remedies.  The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)                Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets are subject, or (C) to Seller’s Knowledge, violate any charter, bylaws or other governing document to which the Seller is subject.

(iii)               Brokers’ Fee.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than legal and accounting fees and disbursements.

(iv)              Target Shares.  The Seller holds of record and owns beneficially the Target Shares (as set forth on Exhibit A), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(v)                Investment Intent as to Purchase Price Shares.  The shares of Phoenix Common Stock issued or to be issued pursuant to Section 2(b)(i) and 2(b)(ii) will be acquired by the Seller for investment for his, her or its own account and not with a view to the resale or distribution thereof in violation of any federal or state securities laws.  The Seller acknowledges that he, she or it has received and reviewed copies of the Buyer’s Disclosures (as defined below) and that prior to the date hereof the Seller has been furnished such information with respect to the Buyer’s operations and business as he, she or it believes necessary and has been given the opportunity to ask questions of and receive answers from the Buyer concerning the Buyer and to obtain additional information to the extent the Buyer possesses such information or can acquire same without unreasonable expense or effort.  The Seller has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the shares of Phoenix Common Stock issued or to be issued pursuant to Section 2(b)(i) and 2(b)(ii).  In addition, the Seller has been informed that the shares of Phoenix Common Stock issued or to be issued pursuant to Section 2(b)(i) and 2(b)(ii) will be unregistered and must be held indefinitely unless and until they are registered under the Securities Act, or an exemption from such registration is available.  The Seller further acknowledges that he, she or it has been informed that the shares of Phoenix Common Stock issued or to be issued pursuant to Section 2(b)(i) and 2(b)(ii) will bear a restrictive legend (as defined in Section 2(b)(iii)) preventing transfer except in accordance with the Securities Act and applicable state securities laws and that stop transfer instructions will be given to the transfer agent for the shares of Phoenix Common Stock issued or to be issued pursuant to Section 2(b)(i) and 2(b)(ii).

(b)               Representations and Warranties of the Buyer.  The Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date hereof.

(i)                  Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)                Authorization of Transaction.  The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (B) laws and judicial decisions regarding indemnification for violations of securities laws, and (C) the availability of specific performance or other equitable remedies.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than as contemplated by Section 2(b)(ii) and Section 5(e).

(iii)               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.  The Buyer’s plan of reorganization became effective on September 26, 2003 and there are no breaches by the Buyer with respect to such plan, other than as set forth in the Buyer’s Disclosures.

(iv)              Brokers’ Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than legal and accounting fees and disbursements.

(v)                Phoenix Common Stock.  The shares of the Phoenix Common Stock issued and delivered on the Closing Date, and the shares of Phoenix Common Stock to be issued pursuant and subject to Section 2(b)(ii), when issued and delivered pursuant  hereto, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any preemptive rights.

(vi)              Capitalization.  The entire authorized capital stock of the Buyer consists of 500,000,000 shares of Phoenix Common Stock, of which 363,726,276 shares of common stock are issued and outstanding, and 5,000,000 shares of preferred stock, of which 533,333 shares of preferred stock are issued and outstanding.  All of the issued and outstanding shares have been duly authorized, and are validly issued, fully paid, and nonassessable.  Other than as set forth on Buyer’s Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, other than as set forth in the Buyer’s Disclosures.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Buyer, other than as set forth in the Buyer’s Disclosures.

(vii)             Buyer’s Disclosures.  Prior to the date hereof, the Buyer has furnished or made available to Sellers copies of the Buyer’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the period ended March 31, 2004 (collectively, the “Buyer’s Disclosures”).  The Buyer has filed all reports required to be filed by the Securities and Exchange Commission since December 31, 2003.

4.                  Representations and Warranties Concerning the Target.  The Target and the Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date hereof.

(a)                Organization, Qualification, and Corporate Power.  The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Target has, and upon consummation of the purchase and sale of the Target Shares contemplated hereby, the Target will have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is presently engaged and to own and use the properties owned and used by it.  Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date).  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete.  The Target is not in default under or in violation of any provision of its charter or bylaws.

(b)               Authorization of Transaction.  The Target has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (ii) laws and judicial decisions regarding indemnification for violations of securities laws, and (iii) the availability of specific performance or other equitable remedies.  The Target need not give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)                Capitalization.  The entire authorized capital stock of the Target consists of 100,000 Target Shares and 100,000 shares of preferred stock, of which 1,000 Target Shares are issued and outstanding and no Target Shares are held in treasury.  All of the issued and outstanding Target Shares have been duly authorized, and are validly issued, fully paid, and nonassessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(d)               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(e)                Brokers’ Fee.  The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f)                 Title to Assets.  The Target has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it or located on its premises, free and clear of all Security Interests.

(g)                Subsidiaries.  The Target does not have (and has not had at any time) any Subsidiaries, and the Target does not control directly or indirectly, and does not hold any direct or indirect equity investment or participation in, any corporation, partnership, trust, or other business association.

(h)                Financial Statements.  The Target has no financial statements.

(i)                  No Operations.  The Target has conducted no operations since the date of its incorporation.

(j)                 Undisclosed Liabilities.  The Target has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability), except for the Promissory Note; provided, however, it is not known whether any challenges will be made to the Target’s patents based upon the provisional applications on file.

(k)               Legal Compliance.  The Target (i) has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all laws relating to environmental, health and safety, (ii) to the Knowledge of Sellers and the Target, has no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice filed or commenced against any of them alleging any failure so to comply, and (iii) is not subject to or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any governmental entity.

(l)                  Tax Matters.

(i)                  The Target has not been required to file any Tax Returns.  All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid.  The Target currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests imposed upon any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)                The Target has not been required to withhold or pay any Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)               There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing and delivered to a Seller or the Target or (B) as to which a Seller or the Target have Knowledge based upon personal contact with any agent of such authority.

(iv)              The Target has not filed a consent under Code §341(f) concerning collapsible corporations.  The Target has made no payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G.  The Target has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  The Target is not a party to any Tax allocation or sharing agreement.  The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) and (B) has no Liability for the Taxes of any Person (other than the Target) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m)              Real Property.  The Target does not own or lease any real property.

(n)                Intellectual Property.

(i)                  For purposes of this Agreement, “Intellectual Property” means all inventions, patents, industrial designs, applications and registrations for any of the foregoing (including any continuations, divisionals, continuations-in-part, renewals, reissues, patents issuing upon reexamination); trademarks, trade names, service marks, domain names, designs, logos, slogans, indicia of source and general intangibles of a like nature, together with all goodwill, registrations and applications related to the foregoing; works of authorship, copyrights, mask works, together with all registrations and applications related to the foregoing; technology, trade secrets, proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data; computer software programs or applications (in both source code and object code form and including without limitation firmware), and including all related technical documentation, user or operator manuals, software libraries, compilers, databases, schematics, diagrams and methodologies related to any of the foregoing (“Software”); all moral rights including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right (“Moral Rights”); licenses, immunities, covenants not to sue relating to any of the foregoing; any and all other intellectual property or other proprietary rights protectible as a matter of law; and any claims or causes of action arising out of related to any infringement, misuse or misappropriation of any of the foregoing.  Any Intellectual Property that is owned by the Target is herein referred to as the “Company Intellectual Property”.  Any Intellectual Property that is used by the Target and that is owned by a third party is herein referred to as the “Third Party Intellectual Property”.  Section (i) of the Intellectual Property Disclosure Schedule (the “Disclosure Schedule”) is a true and complete list of all Company Intellectual Property, and specifies the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.  With respect to all applications listed in Section (i) of the Disclosure Schedule, each such application has been prosecuted in full compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry.  Section (ii) of the Disclosure Schedule is a true and complete list of all Third Party Intellectual Property and specifies any Third Party Intellectual Property that is incorporated in, is, or forms a part of, any Target product, excluding any such Third Party Intellectual Property that are available on a commodity basis (such as “shrink wrap” licenses) and that are non-exclusive, terminable and available at a standard fee, or is used in the Target’s business as currently conducted.  Section (iii) of the Disclosure Schedule lists (i) all licenses, sublicenses and other agreements as to which the Target is a party and pursuant to which any person is authorized to use any Company Intellectual Property; and (ii) all licenses, sublicenses and other agreements or instruments as to which the Target is a party and pursuant to which the Target is authorized to use any Third Party Intellectual Property, and includes the identity of all parties thereto, a description of the nature and subject matter thereof and the term thereof.  Each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and there exists no breach by any party thereto and no event or circumstance that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Target thereunder.  The Target owns, or is licensed or otherwise possesses legally sufficient rights in and to the Company Intellectual Property and the Third Party Intellectual Property to carry out the business of the Target as currently conducted.

(ii)                The Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section (iii) of the Disclosure Schedule.  No claims with respect to any Company Intellectual Property or Third Party Intellectual Property to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through the Target, are currently pending or threatened by any Person, nor does the Target or any Seller know of any valid grounds for any bona fide claims:  (i) to the effect that the manufacture, sale, licensing, disclosure, distribution or use of any product as now used, sold or licensed or proposed for use, sale or license by the Target infringes or violates the Target’s or a third party’s Intellectual Property; (ii) against the use by the Target of any Company Intellectual Property or Third Party Intellectual Property used by the Target; (iii) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Third Party Intellectual Property; or (iv) challenging the Target’s license or legally enforceable right to use of the Company Intellectual Property or Third Party Intellectual Property.  All registered, granted or issued patents, registered trademarks, mask works and copyrights held by the Target are valid and subsisting.  Except as set forth on Section (iii) of the Disclosure Schedule, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any of Company Intellectual Property or Third Party Intellectual Property by any third party, including any employee or former employee of the Target or any of Sellers.  Neither the Target, nor any Seller (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding that involves a claim or infringement of trade secrets, a third party’s Intellectual Property and that has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Target may be engaged in such infringement or (ii) has Knowledge of any unauthorized use, misappropriation or infringement liability with respect to, or any unauthorized use, misappropriation or infringement by, the Target or any of Sellers of the Intellectual Property of another.  The Target has not taken any action to encourage adoption by any uniform standards board of any technology upon which any Company Intellectual Property is based or with respect to any Third Party Intellectual Property, which is incorporated in, are or form a part of any Target product.

(iii)               All current and former consultants, contractors and agents of the Target or Sellers who have participated in the development or creation of any Company Intellectual Property have executed appropriate written agreements or other instruments of assignment in favor of the Target as assignee that have conveyed to the Target effective and exclusive ownership of all Company Intellectual Property thereby arising, or that have conveyed legally sufficient rights in any Third Party Intellectual Property provided by such consultant, contractor or agent.  No current or former partner, director, officer, stockholder, or employee of the Target or any Seller will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property.  No such employee, consultant, contractor or agent of the Target or any Seller is in breach of any agreement with any former employer or other third party concerning the Company Intellectual Property or the Third Party Intellectual Property.  All current and former consultants, contractors and agents of the Target or any Seller who have participated in the development or creation of any Company Intellectual Property or Third Party Intellectual Property have waived, released or made covenants not to assert any claim with respect to the Company Intellectual Property or any Moral Rights therein.

(iv)              There are no royalties, fees, honoraria or other payments payable by the Target to any Person or by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property or Third Party Intellectual Property, other than the Promissory Note.

(v)                No funding, facilities or personnel of any governmental entity were used directly to develop or create, in whole or in part, any Company Intellectual Property.  Neither the Target nor any Seller is now or was ever a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Target to grant or offer to any third party any license or right to any Company Intellectual Property.

(vi)              The activities of the Target have at all times been conducted in full compliance in all material respects with applicable United States and foreign import and export control laws.  Without limitation of the foregoing, the Target has obtained all required licenses, clearances and classifications in connection with the Target’s sale and distribution of any Company Intellectual Property and Third Party Intellectual Property.

(vii)             By execution hereof each Seller hereby agrees that he, she or it has waived, released and made covenants not to assert against the Target any Moral Rights in the Company Intellectual Property.

(o)               Tangible Assets.  The Target owns no tangible assets other than certain tools and molds.  Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(p)               Contracts.  The Target is not a party to any contracts or other agreements.

(q)               Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Target.

(r)                 Insurance.  The Target has no insurance.

(s)                Litigation.  The Target is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of Sellers and the Target, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(t)                 Employees.  The Target has no employees.

(u)                Employee Benefits.  The Target has no employee benefit welfare plans.

(v)                Certain Business Relationships with the Target.  Except for the Patent Assignments and the Promissory Note, no Seller or any Affiliate of a Seller has been involved in any business arrangement or relationship with the Target within the past twelve (12) months, and no Seller or any Affiliate of a Seller owns any asset, tangible or intangible, which is used in the business of the Target, neither the Target nor any Seller has any obligation or liability to any current or former officer, director, stockholder or Employee of Target or a Seller or any member of such persons’ immediate family or any entity in which such person has a direct or indirect ownership interest (other than ownership of less than five percent (5%) of the issued and outstanding stock of a corporation whose stock is publicly traded) (each a “Related Party”), including, without limitation, any contract (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from, or (C) otherwise requiring payment to, any such Related Party.

(w)              Disclosure.  The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.                  Covenants.  The Parties agree as follows with respect to the period subsequent to the Closing:

(a)                General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.  Sellers and the Target acknowledge and agree that from and after the Closing the Buyer will be entitled to copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

(b)               Confidentiality.  After the Closing Date, Sellers will not at any time disclose to any Person other than the Buyer or use any Company Intellectual Property or Third Party Intellectual Property, whether or not such information is embodied in writing or other physical form.  Sellers recognize and agree that all documents and objects containing any Company Intellectual Property, whether developed by a Seller or the Target or by someone else for a Seller or the Target will, after the Closing Date, become the exclusive property of the Target.  The obligations in this Section 5(b) are in addition to, and not in limitation of, any obligations Sellers may have pursuant to any agreement entered into between the Buyer or any of its subsidiaries and Sellers or the Target.

(c)                Patent Assignments.  The Sellers shall, at their own expense, take all actions that the Buyer deems necessary or appropriate to further effectuate the Patent Assignments as soon as possible subsequent to the Closing Date including, without limitation, executing and delivering such further instruments or documents as the Buyer deems necessary.

(d)               Covenant Not to Compete; Non-Solicitation.  Subject to Section 5(f), each Seller agrees that from the Closing Date until the third anniversary thereof:

(i)                  Seller shall not, either directly or indirectly, without the prior written consent of the Buyer (A) engage in; (B) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company); (C) act as a partner, member, manager or joint venturer of; (D) lend credit or money for the purpose of establishing or operating; or (E) allow Seller’s name or reputation to be used by any firm, corporation, partnership, limited liability company, trust or business enterprise that is engaged in any line of business that competes with the business of the Target or any of its subsidiaries anywhere in the world.

(ii)                Seller shall not, directly or indirectly, recruit or hire, or attempt to recruit or hire, any of the employees or officers of the Buyer, the Target or any of their subsidiaries, or otherwise induce any such employees or officers to leave the employ of the Buyer, the Target or any of their subsidiaries.

(iii)               Seller shall not, directly or indirectly, attempt to call on, solicit, or take away any customer of the Buyer, the Target, or any of their subsidiaries for the benefit of any person or entity other than the Buyer, the Target and their subsidiaries, nor will Seller attempt to influence any Person to discontinue doing business, or materially reduce the level of business it conducts, with the Buyer, the Target or any of their subsidiaries.

(e)                Charter Amendment; Registration.         Buyer will use its reasonable best efforts to (i) have its stockholders approve and adopt an amendment to its Certificate of Incorporation which will allow for the issuance of shares of Phoenix Common Stock pursuant to Section 2(b)(ii) and (ii) cause a registration statement for the resale of the Phoenix Common Stock issued pursuant to Section 2(b) hereof on the appropriate form as promulgated by the Securities and Exchange Commission to be filed with the Securities and Exchange Commission within ninety (90) days after the Closing Date.

(f)                 Mutual Rescission.

(i)                  The Parties agree that the transactions contemplated herein may be rescinded as follows:

(A)              by the Buyer, if the lighting technology of the Target does not perform subsequent to the Closing as described in those certain technical specifications provided to the Buyer prior to the Closing Date, as determined by the board of directors of the Buyer in its good faith judgment; or

(B)              by Sellers holding a majority of the shares of Phoenix Common Stock issued pursuant to Section 2(b) if Buyer has not made available to the Target up to (x) $210,000 in cash within two (2) days of the Closing Date, (y) an additional $231,000 in cash within thirty (30) days of the Closing Date, and (z) an additional $121,000 in cash within sixty (60) days of the Closing Date; and such other additional funds as are agreed upon between the Buyer and the Target.

(ii)                Any Party desiring to rescind the transactions contemplated herein shall send the other Parties written notice of its desire to do so, including the reasons therefore.

(iii)               In the event that it is determined that Sellers have the right to rescind, then the Buyer shall promptly deliver to Sellers certificates representing all of the issued and outstanding shares of the capital stock of the Target free and clear of all Security Interests and endorsed in blank or accompanied by duly executed assignment documents, in denominations set out by Sellers in writing to the Buyer. In the event that the Buyer does not promptly return such certificates, Sellers are hereby authorized to cancel such shares.

(iv)              In the event that it is determined that the Buyer has the right to rescind, Sellers shall promptly deliver to the Buyer certificates representing all of the shares of Phoenix Common Stock issued pursuant to Section 2(b), free and clear of all Security Interests and endorsed in blank or accompanied by duly executed assignment documents.  In the event that Sellers do not promptly return such certificates, the Buyer is hereby authorized to cancel such shares.

                        (v)        For purposes of this Section 5(f), monies made available to the Target by the Buyer shall not be subject to repayment by the Target in the event of rescission.

6.                  Conditions to Obligation to Close.

(a)                Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                  the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                Sellers and the Target shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)               Sellers and the Target shall have obtained any consents necessary for the sale and delivery of the Target Shares pursuant to the terms of this Agreement;

(iv)              no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares or to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi)              the Parties shall have received all necessary authorizations, consents, and approvals of governments and governmental agencies;

(vii)             the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

(viii)           Sellers and the Target shall have delivered to the Buyer:

(A)              the Certificate of Incorporation of the Target and all amendments thereto, certified by the Secretary of State of Delaware; and

(B)              copies of (X) the Target’s resolutions of its Board of Directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby and thereby, (Y) the Bylaws of the Target and (Z) the names of the officer or officers of the Target authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Target to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(ix)              Fredric Maxik shall have executed and delivered an employment agreement, dated the date hereof (the “Employment Agreement”), in form and substance acceptable to the Buyer.

(x)                the Sellers shall have delivered to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents;

(xi)              the Patent Assignments shall have been consummated; and

(xii)             all actions to be taken by Sellers and the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)               Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)                  the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)               no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)              the Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v)                the Parties and the Target shall have received all other necessary authorizations, consents, and approvals of governments and governmental agencies;

(vi)              the Buyer shall have delivered to Sellers:

(A)              the Certificate of Incorporation of the Buyer and all amendments thereto, certified by the Secretary of State of Delaware; and

(B)              copies of (X) the Buyer’s resolutions of its Board of Directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby and thereby, (Y) the Bylaws of the Buyer and (Z) the names of the officer or officers of the Buyer authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Buyer to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(vii)             the Buyer shall have executed and delivered the Employment Agreement;

(viii)           the Buyer shall have delivered the consideration specified in Section 2(b)(i);

(ix)              the Buyer shall have taken the actions necessary to approve the appointment of Fredric Maxik and Ed Lanier to its board of directors; and

(x)                all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

7.                  Remedies for Breaches of This Agreement.

(a)                Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years subsequent to the Closing Date; provided, however, that the representations and warranties contained in Section 3(a)(i), Section 3(a)(iv), Section 3(b)(ii), Section 3(b)(iii) and Section 4(n), shall survive until the expiration of the applicable statutes of limitations related to the subject matter thereof.

(b)               Indemnification Provisions for Benefit of the Buyer.          In the event any Seller or the Target breaches (or in the event any third party alleges facts that, if true, would mean either any Seller or the Target had breached) any of their representations, warranties, or covenants contained herein, provided that the Buyer makes a written claim for indemnification against Sellers or the Target pursuant to Section 7(d) below within any applicable survival period, then Sellers, jointly and severally, agree to indemnify the Buyer and each director, officer, employee, agent and affiliate of the Buyer (each, a “Buyer Indemnified Party”) from and against, and agrees promptly to defend each Buyer Indemnified Party for any and all actions, suits, proceedings (including any investigations or inquiries), losses, damages, costs, expenses, liabilities, obligations and claims of any kind or nature whatsoever which may be incurred by or asserted against or involve a Buyer Indemnified Party, whether or not disclosed, including, without limitation, reasonable attorney’s fees and other legal costs and expenses resulting from, relating to, in the nature of, or caused by the breach (or the alleged breach).

(c)                Indemnification Provisions for Benefit of Sellers.  In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, or covenants contained herein, provided that a Seller makes a written claim for indemnification against the Buyer pursuant to Section 7(d) below within any applicable survival period, then the Buyer agrees to indemnify Seller and each director, officer, employee, agent and affiliate of the Seller and/or the Target (each, a “Seller Indemnified Party”) from and against, and agrees promptly to defend each Seller Indemnified Party for any and all actions, suits, proceedings (including any investigations or inquiries), losses, damages, costs, expenses, liabilities, obligations and claims of any kind or nature whatsoever which may be incurred by or asserted against or involve a Seller Indemnified Party, whether or not disclosed, including, without limitation, reasonable attorney’s fees and other legal costs and expenses resulting from, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)               Conditions of Indemnification.  The respective obligations and liabilities of Sellers, on the one hand, and the Buyer, on the other hand (the “indemnifying party”), to the other (the “party to be indemnified”) under Sections 7(b) and 7(c), respectively, hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(i)                  Within fifteen (15) days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading; provided, however, that the failure to give notice shall not affect the right of the party to be indemnified to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any claim.  The indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense, which are reasonably acceptable to the party to be indemnified; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense.

(ii)                In the event that the indemnifying party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(iii)               Anything in this Section 7(d) to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement (A) involves only the payment of money, (B) does not involve an injunction or other equitable relief, (C) is not likely to establish a precedent or custom materially adverse to the continuing business interests of the party to be indemnified, and (D) provides for the claimant to provide to the party to be indemnified a release from all liability in respect of such claim.  If the settlement of the claim does not satisfy all of the conditions in the preceding sentence, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(iv)              The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

(e)                Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

(f)                 Waiver.  Sellers hereby agree that none of them will make any claim for indemnification against the Target or any of its Affiliates by reason of the fact that any of them was a director, officer, employee, or agent of the Target or was serving at the request of the Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against any Seller or the Target (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

8.                  Tax Matters.

The following provisions shall govern the allocation of responsibility as between the Buyer and Sellers for certain tax matters following the Closing Date:

(a)                Tax Periods Ending on or Before the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  The Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Sellers shall reimburse the Buyer for Taxes of the Target with respect to such periods within fifteen (15) days after payment by the Buyer or the Target of such Taxes.

(b)               Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date.  Sellers shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

(c)                Cooperation on Tax Matters.

(i)                  The Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, the Target or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, Sellers shall allow the Buyer to take possession of such books and records.

(ii)                The Buyer, the Target and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)               The Buyer, the Target and Sellers further agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(d)               Tax Sharing Agreement.  All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

(e)                Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.                  Miscellaneous.

(a)                Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and Sellers.

(b)               No Third Party Beneficiaries.  Notwithstanding any other provision or obligation herein to the contrary, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)                Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)               Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Sellers.

(e)                Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Any Party may deliver executed signature pages to this Agreement and the closing documents by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Parties promptly thereafter.

(f)                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)                Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

                        Fredric Maxik
                        3275 South Jones Blvd., Suite 105
                        Las Vegas, Nevada 89146
                        Telecopier: (702) 382-9452

                        Phibian S Trust
                        3275 South Jones Blvd., Suite 105
                        Las Vegas, Nevada 89146
                        Attn: John McMillan, Esq.
                        Telecopier: (702) 382-9452

                        Ed Lanier
                        3275 South Jones Blvd., Suite 105
                        Las Vegas, Nevada 89146
                        Telecopier: (702) 382-9452

Copy To:

                        Flangas McMillan Law Group
                        3275 South Jones Blvd., Suite 105
                        Las Vegas, Nevada 89146
                        Attn: John McMillan, Esq.
                        Telecopier: (702) 382-9452

If to the Target:

                        Lighting Science, Inc.
                        3275 South Jones Blvd., Suite 105
                        Las Vegas, Nevada 89146
                        Attn: Fredric Maxik
                        Telecopier: (702) 382-9452

If to the Buyer:

                        The Phoenix Group Corporation
                        801 East Campbell Road, Suite 450
                        Richardson, Texas 75081
                        Attn:     Mr. Ron E. Lusk
                        Telecopier: (214) 382-3632

Copy To:

                        Jenkens & Gilchrist, a Professional Corporation
                        1445 Ross Avenue
                        Suite 3200
                        Dallas, TX  75202-2799
                        Attn:  Gregory J. Schmitt, Esq.
                        Telecopier:  (214) 855-4300

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)                Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)                  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Target and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)               Expenses.  Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Sellers agree that the Target has not borne and will not bear any of the Sellers’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(l)                  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)              Incorporation of Exhibit and Schedules.  The Exhibit and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)                Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(o)               Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any federal court sitting in or near Dallas County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(g) above.  Nothing in this Section 9(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

            PHIBIAN S TRUST

                                                                                    __/s/ Fred Maxik_________________

                                                                                    By:  FRED MAXIK

                                                                                    Its:   Trustee

                                                                                    __/s/ John R. McMillan___________

                                                                                    By:  JOHN R. MCMILLAN

                                                                                    Its: Trustee

The undersigned has read and reviewed this Stock Purchase Agreement and agrees to be bound by all the terms hereof, including, without limitation the indemnification provision.

                                                                                    __/s/ Fredric Maxik____________________

                                                                                    FREDRIC MAXIK

TARGET:

Lighting Science, Inc.,

a Delaware corporation

By:            /s/ Fred Maxik

Name:       Fred Maxik

Title:          Chief Executive Officer

BUYER:

THE PHOENIX GROUP CORPORATION,

a Delaware corporation

By:     /s/ Ron E. Lusk

       Ron E. Lusk, Chairman